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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      ________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE. SEE            | Expires:     January 31, 2005 |
    INSTRUCTION 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*

   BURTON, JR.       ROBERT
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   (Last)            (First)

   c/o Moore Corporation Limited
   One Canterbury Green, 6th Floor
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                     (Street)

   Stamford                CT           06901
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   (City)               (State)         (Zip)

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2. Issuer Name AND Ticker or Trading Symbol


   MOORE CORPORATION LIMITED (MCL)
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3. I.R.S. Identification Number of Reporting Person, if any entity (voluntary)


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4. Statement for Month/Day/Year


   10/21/02
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify title below)

   Senior Vice President, Investor Relations and Corporate Development
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                      5. Amount of
                                                                                         Securities
                                                                                         Beneficially   6. Ownership
                             2A. Deemed      3. Trans-                                   Owned             Form:
                 2. Trans-       Execution      action     4. Securities Acquired        Following         Direct      7. Nature of
                    action       Date,          Code          (A) or Disposed of (D)     Reported          (D) or         Indirect
1. Title of         Date         if any         (Instr.       (Instr. 3, 4 and 5)        Transaction(s)    Indirect       Beneficial
   Security         (Month/      (Monthly/       8)        -------------------------     --------------    (I)            Ownership
   (Instr. 3)       Day/         Day/        ----------    Amount    (A) or    Price     (Instr. 3         ---------      ----------
                    Year)        Year)       Code    V               (D)                 and 4)            (Instr. 4)     (Instr. 4)
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                            SEC 1474 (9-02)


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.          2.        3.       3A.     4.      5.           6.                    7.             8.      9.         10.      11.
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                                                                                                         Number     Owner-
                                                                                                         of         ship
                                                                                  Title and              deriv-     Form of  Na-
                                               Number of    Date                  Amount of              ative      Deriv-   ture
                                               Derivative   Exercisable and       Underlying             Securi-    ative    of
                               Deemed          Securities   Expiration            Securities     Price   ties Bene- Securi-  Indi-
            Conver-            Execu-  Trans-  Acquired (A) Expiration Date       (Instr. 3      of      ficially   ty Dir-  rect
            sion or   Trans-   tion    action  or Disposed  (Month/Day/Year)      and 4)         Deriv-  Owned      ect (D)  Bene-
            Exercise  action   Date,   Code    of (D)       --------------------  -------------- ative   Following  or In-   ficial
Title of    Price of  Date     if any  (Instr. (Instr. 3,                                Amount  Secur-  Reported   direct   Owner-
Derivative  Deriv-    (Month/  (Month/ 8)      4 and 5)                  Expir-          or Num- ity     Trans-     (I)      ship
Security    ative     Day/     Day/    ------- ------------ Date         ation           ber of  (Instr. action(s)  (Instr.  (Instr.
(Instr. 3)  Security  Year)    Year)   Code V  (A)    (D)   Exercisable  Date     Title  Shares  5)      (Instr. 4) 4)       4)
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
Employee    CDN       10/17/02         A       35,000       25% 10/17/03 10/17/12 Common 35,000  CDN     85,000     D        N/A
Stock       $14.855                                         25% 10/17/04                         $14.855
Option                                                      25% 10/17/05
(right to                                                   25% 10/17/06
buy)
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
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unelss the form displays a currently valid OMB Number.


                 /s/ Robert G. Burton, Jr.                   October 21, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date

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